EXHIBIT 4.23

                         TRANSITION SERVICES AGREEMENT

      THIS TRANSITION SERVICES AGREEMENT (this "AGREEMENT") is executed this 15 day of February, 2010 (the "EFFECTIVE DATE"), by and among LANTIQ ISRAEL LTD., a private company organized under the laws of the State of Israel ("BUYER"), and METALINK LTD., a public company organized under the laws of the State of Israel ("SELLER").

                                    RECITALS

      A. The parties have entered into that certain Asset Purchase Agreement dated January 5, 2010 (the "PURCHASE AGREEMENT"; capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement), whereby Seller transferred certain assets and liabilities to Buyer and Buyer acquired and assumed such assets and liabilities as set forth therein.

      B. It is a condition to the Closing of the Purchase Agreement that the parties enter into this Agreement.

      C. Seller desires to receive the Services (as defined below) from Buyer, and Buyer is willing to provide Seller with the Services, all subject to the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.    SERVICES.

      1.1 Subject to the terms and conditions set forth in this Agreement, Buyer will provide, or cause to be provided, to Seller with certain services, all as detailed in EXHIBIT A attached hereto (which Exhibit shall be incorporated by reference into this Agreement) (the "SERVICES").

      1.2 The Services shall be provided by Buyer pursuant to the requirements (including instructions, terms, conditions, time-tables, locations and other terms, to the extent specified) as set forth in this Agreement or as may be agreed, modified or supplemented from time to time following the date hereof by mutual written consent of the parties. If during the Term (as defined below), Buyer relocates from an office in which Buyer is sharing space with Seller, the parties undertake to negotiate in good faith an agreed-upon solution that will allow Buyer to continue providing the Services to Seller on substantially the same terms and conditions.

      1.3 Without derogating from the foregoing, the parties agree that, at the Seller's request, Exhibit A shall be supplemented (which supplements shall be an integral part of this Agreement) to add technical services of similar nature of the Services that are required by Seller to continue to conduct its business in substantially the same manner it shall be conducted immediately following the Closing; provided that are incidental to Buyer's operation of the Business; and further provided that if time consuming or otherwise not negligible in costs, Buyer may condition the same by a reasonable increase of the Consideration.

2.    CONSIDERATION; TERMS OF PAYMENT.

      2.1 In consideration for the provision of the Services hereunder, Seller shall pay Buyer on the first business day of each calendar month, in respect of such month, an amount of US $1,560 per each person employed by Seller on such day, but not more than US $9,360 per month in the aggregate (the
"CONSIDERATION").

      2.2 Unless otherwise agreed by the parties, all payments made under this Agreement shall be in NIS, according to the applicable 'HASHA'AR HAYATZIG' for US Dollars on the date of payment.

      2.3 The Consideration is inclusive of any taxes, fees, and duties or other amounts, however designated, but excludes VAT and withholding taxes that are levied or based upon such charges, or upon this Agreement, and each of the parties shall be responsible for its respective tax, fee, duty, and other such obligations unless otherwise agreed in writing. Seller shall be entitled to withhold from payments any and all amounts as may be required from time to time under applicable law, unless it receives from Buyer a certificate or ruling from the Israeli Tax Authority providing for an exemption or other reduction from such withholding or deduction which can clearly be relied upon by Seller and which is presented at least seven days prior to the time that the applicable payment of consideration is due to be made.

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4.    CERTAIN COVENANTS.

      4.1 CONTACT PERSONS. Seller and Buyer shall each name an individual to serve as its respective point of contact. Such individuals shall be responsible for the implementation of this Agreement between Seller and Buyer, including resolution of any issues that may arise during the performance hereunder on a day-to-day basis. Such individuals shall meet at least once each calendar quarter throughout the Term and otherwise as reasonably requested by a party to review the performance of the parties hereunder. The initial contact person of
(i) Seller shall be ______________, Tel: ________, Email:__________; and (ii)
Buyer shall be______________, Tel: ________, Email:__________.

      4.2 DATA PROTECTION. Buyer shall take reasonable measures to protect Seller's data that are processed by Buyer from unauthorized destruction, deletion, change or disclosure to third parties, and to allow recovery of such data in events of force majeure.

5.    CONFIDENTIALITY; OWNERSHIP.

      5.1 Without derogating from Seller's obligations under the Purchase Agreement, each party agrees to maintain as confidential and not to disclose to any third party any and all Confidential Information (as defined below) of the other party. However, nothing herein will be deemed to prevent the receiving party from disclosing any Confidential Information received hereunder (i) to any of its affiliates, employees and advisors who have a need to know such information for the purpose of providing the Services hereunder or (ii) pursuant to any applicable law, regulation or court order; provided that such receiving party will immediately notify the disclosing party of such required disclosure and shall use its reasonable commercial efforts to minimize or prevent such disclosure to the maximum extent allowed under any such applicable law, regulation or court order.

      5.2 Buyer acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software or Confidential Information owned by Seller. Buyer also acknowledges that, while it may continue to have access to databases existing on or accessible through the computer systems of Seller, Buyer will acquire no right, title or interest (including any license rights or rights of use) to any such databases, except to the extent expressly licensed by Seller to Buyer. Buyer acknowledges that the information contained in all such databases, including information regarding clients of Seller, shall be treated as Confidential Information of Seller hereunder. For the avoidance of doubt, nothing herein shall derogate from any right, title or interest of Buyer under any other agreement between Buyer and Seller.

      5.3 Seller acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software or Confidential Information owned by Buyer, and the licenses therefor for which Buyer is a party, by reason of Seller's use or access thereto in connection with the provision of the Services provided hereunder. Seller also acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) to any databases existing on or accessible through the computer systems of Buyer, except to the extent expressly licensed by Buyer to Seller. Seller acknowledges that the information contained in all such databases shall be treated as Confidential Information of Buyer hereunder. For the avoidance of doubt, nothing herein shall derogate from any right, title or interest of Seller under any other agreement between Buyer and Seller.


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      5.4 "CONFIDENTIAL INFORMATION" shall mean all information which is labeled or marked "Confidential" or with some other similar proprietary legend or which is reasonably understood to be confidential or proprietary, including, without limitation, any trade secret, information, process, technique, algorithm, computer program (source and object code), design, drawing, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to the disclosing party, its present or future products, sales, suppliers, clients, customers, employees, investors or business, whether in oral, written, graphic or electronic form. The term Confidential Information will not, however, include information which (i) is or becomes publicly available other than as a result of a breach by the receiving party or its representatives of the obligations hereunder; (ii) is or becomes available to the receiving party on a non-confidential basis from a source (other than the disclosing party or its representatives) which, to the best of the receiving party's knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the disclosing party; or (iii) was independently developed by the receiving party. Without derogating from the generality of the foregoing, Buyer's "Confidential Information" shall be deemed to include the "Confidential Information", as such term is defined in the Purchase Agreement, and Seller's "Confidential Information" shall be deemed to exclude the "Confidential Information", as such term is defined in the Purchase Agreement.

6.    TERM; TERMINATION.

      6.1 This Agreement shall remain in effect for a term of twelve (12) months from the Effective Date (the "INITIAL TERM"); provided, however, that if Seller requires the provision of any Services after the expiration of the Initial Term, then Seller shall have the right to extend the Initial Term for up to additional twelve (12) months (collectively with the Initial Term, the "TERM") by providing Buyer with written notice at least 30 days prior to the expiration of the Initial Term.

      6.2 Unless otherwise expressly stated in the applicable Exhibit A with respect to a specific service, Seller shall have the right to terminate all or any part of any Service to be provided under this Agreement at any time during the Term by providing to Buyer with at least 30 days prior written notice.

      6.3 In addition, this Agreement may be terminated in the following events:
(a) either party hereto may terminate this Agreement if the other party commits a material breach of this Agreement and fails to remedy such breach within ten
(10) days after receipt of written notice of such breach, (b) this Agreement may be terminated by Seller upon the provision of thirty (30) days written notice,
(c) this Agreement may be terminated by Buyer, upon written notice of a breach by Seller of any of its covenants under Sections 8.1 and 8.2 of the Purchase Agreement, and (ii) if, notwithstanding Section 1.2 above, the parties fail to reach a solution for sharing an office space, and (d) this Agreement may be immediately terminated by either party by written notice upon (i) the other party's voluntary or involuntary bankruptcy, receivership or commencement of a similar insolvency proceeding which is not removed within ninety (90) days; or
(ii) the other party's election to dissolve or wind-up business.

      6.4 Upon the termination, cancellation or expiration of this Agreement for any reason, neither party shall be relieved of its duty to discharge in full all accrued, liquidated and due sums owed by either party to the other, which sums shall become immediately due and payable on the date of termination, cancellation or expiration. In addition, the respective rights, obligations and duties of the parties under Sections 4.2, 5, 6, 7 and 8, as well as any rights, obligations and duties which by their nature extend beyond the termination, cancellation or expiration of this Agreement, shall survive any termination, cancellation or expiration hereof.

7. RELATIONSHIP OF THE PARTIES. Each of the parties shall at all times during the term of this Agreement be considered, act as, and shall represent itself to be, an independent contractor, and not an agent or employee of the other. No employment relationship shall exist or be construed to exist between either of the parties, on the one hand, and the employees of the other party, on the other hand. Except as expressly provided for herein or in another written agreement, neither of the parties shall be authorized to bind, commit or assume any obligations on behalf of the other party, without the other party's prior written consent. In the event that any court or tribunal shall determine that notwithstanding the parties' mutual understanding, as described in this Agreement, Buyer or any of its employees is considered an employee of Seller,
Section 5.2 of the Consulting Services Agreement shall apply, MUTATIS MUTANDIS.

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8.    MISCELLANEOUS.

      8.1 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

            IF TO BUYER:

            Lantiq Israel Ltd.
            [_________]
            [_________]
            Israel
            Fax: [____________]
            Attention:  [_______________]

            with a copy to (which shall not constitute notice):

            Golden Gate Capital
            One Embarcadero Center, Suite 3900
            San Francisco, CA 94111
            Fax: 415-983-2934
            Attention: John Knoll and Felix Lo

            Kirkland and Ellis, LLP
            555 California Street, Suite 2700
            San Francisco, CA 94104
            Fax: 415-439-1500
            Attention: Stephen Oetgen

            Meitar Liquornik Geva & Leshem Brandwein, Law Officers 16 Abba Hillel Rd.
            Ramat Gan 52506, Israel
            Fax: 972-3-6103774
            Attention: Maya Liquornik

            IF TO SELLER:

            Metalink Ltd.
            Yakum Business Park
            Yakum 60972, Israel
            Fax: +972-9-9605733
            Attention: Chief Executive Officer


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            with a copy to (which shall not constitute notice):

            Goldfarb, Levy, Eran Meiri, Tzafrir & Co.
            2 Weizmann Street
            Tel-Aviv 64239, Israel
            Fax:  972-3-608-9908
            Attention: Ido Zemach, Adv.

            or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 13.1 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

      8.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied, facsimile or portable data format (PDF) signature pages), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.3 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts sitting in the City of Tel-Aviv for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

      8.4 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

      8.5 EXTENSION; WAIVER. No failure on the part of any person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      8.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (if any). Neither party may assign any of its rights under this Agreement to any other person without obtaining the consent or approval of the other parties hereto, except that Buyer may assign its rights and obligations under this Agreement, at any time, to any of its Affiliates.

                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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


      IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be executed and delivered as of the date first above written.

                                     BUYER:

                                     LANTIQ ISRAEL LTD.

                                     By:  ________________
                                     Name:
                                     Title:


                                     SELLER:

                                     METALINK LTD.

                                     By:  ________________
                                     Name:
                                     Title: